Exhibit 8.1

List of Subsidiaries and Affiliates of the Registrant

The following table sets forth the legal name, location and country of incorporation and percentage ownership of each of the registrant’s subsidiaries and affiliated companies as of December 31, 2013:

	Country of	Ownership
Subsidiary Name	Incorporation	Percentage
Magic Software Japan K.K	Japan	100%
Magic Software Enterprises Inc.	Delaware	100%
Magic Software Enterprises (UK) Ltd .	United Kingdom	100%
Hermes Logistics Technologies Limited	United Kingdom	100%
Magic Software Enterprises Spain Ltd	Spain	100%
Coretech Consulting Group, Inc.	Pennsylvania	100%
Coretech Consulting Group LLC	Delaware	100%
Magic Software Enterprises (Israel) Ltd	Israel	100%
Magic Software Enterprises Netherlands B.V	Netherlands	100%
Magic Software Enterprises France .	France	100%
Magic Beheer B.V	Netherlands	100%
Magic Benelux B.V	Netherlands	100%
Magic Software Enterprises GMBH	Germany	100%
Magic Software Enterprises India Pvt. Ltd	India	100%
Onyx Magyarorszag Szsoftverhaz	Hungary	100%
Fusion Solutions LLC.	Delaware	100%
Xsell Resources Inc.	Pennsylvania	100%
Magix Integration (Proprietary) Ltd	South Africa	100%
Complete Business Solutions Ltd	Israel	96.3%
AppBuilder Solutions UK	United Kingdom	100%
Comm-IT Technology Solutions Ltd	Israel	80%
CommIT Software Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	100%
CommIT Embedded Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	51%
Valinor Ltd. (shares held by Comm-IT Technology Solutions Ltd.)	Israel	100%
Dario Solutions IT Ltd (shares held by Comm-IT Technology Solutions Ltd.)	Israel	100%
Pilat Europe Ltd	United Kingdom	100%
Pilat (North America), Inc.	New Jersey	100%
BridgeQuest Labs, Inc.	North Carolina	100%
BridgeQuest, Inc.	North Carolina	100%
Allstates Consulting Services LLC	Delaware	100%